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                                                                  Exhibit (a)(8)


Tuesday November 10, 8:09 pm Eastern Time

Company Press Release

SOURCE: Oracle Corp.

Oracle(R) Agrees to Acquire Concentra Corporation,
Leading Configurator Software Provider

Enables Internet Electronic Commerce for Complex Products

REDWOOD SHORES, Calif., Nov. 10 /PRNewswire/ -- Oracle Corp. (Nasdaq: ORCL -
                                                                      ----
news) and Concentra Corporation (Nasdaq: CTRA - news), a leading provider of
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advanced configuration software, today announced they have signed a definitive agreement calling for Oracle to make, a cash tender offer for all outstanding shares of Concentra at a purchase price of $7.00 per share and aggregate consideration of approximately $43 million. The closing of the tender offer is subject to Oracle acquiring at least 51% of Concentra's stock and regulatory approvals and will be followed by a cash merger (at the same $7.00 price per share) through which Oracle will become the sole stockholder of Concentra. The parties anticipate closing the transaction near the end of the year.

This acquisition will give Oracle the industry's most powerful configurator engine, which Oracle will use as a core technology for its electronic commerce, sales automation and unassisted selling in manufacturing businesses ranging from simple assembly to complex engineer-to-order products. The configurator will allow anyone -- including customers themselves -- to customize even the most complex quotes and orders. For example, an airplane manufacturer could use this technology to allow its airline customers to custom configure cabin requirements for their airplane purchases. Similarly, a consumer electronics manufacturer could use this technology to allow customers to tailor their own orders over the Web.

Oracle will use Concentra's configurator in both its front office and manufacturing product lines. Concentra's flagship product, SellingPoint, will be available immediately from Oracle, will be completely integrated into Oracle Applications, and will also continue to be available on a standalone basis.

Concentra will bring a strong customer base as well as strong development and consulting organizations that will provide Oracle with additional capacity and domain expertise. Concentra will become Oracle's center for configurator technology development. Concentra's customers include: Airbus Industrie, Alstom, BOC Gases, Caradon-Everest, Clopay, Cummins Engines, Dayco, Elsag Bailey, Fujitsu, General Signal HBO and Company, HK Systems, Nokia, Pride Healthcare, Teradyne, US Steel, and Yuba.

"Enabling unassisted selling for even the most complex products is vital for leading manufacturers and distributors," said Ron Wohl, senior vice president, applications development at Oracle. "Oracle's
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integrated front office and manufacturing products already provide quote-to-
delivery automation. Now with the addition of Concentra's world-class configurator, Oracle will extend this capability to companies with complex products. Combining this powerful configurator, integrated front office, and flow manufacturing will fulfill our vision for efficient mass customization."

Oracle Corporation is the world's leading supplier of software for information management, and the world's second largest software company. With annual revenues of more than $7.5 billion, the company offers its database, application server, tools and application products, along with related consulting, education and support services, in more than 140 countries around the world.

For more information about Oracle, please call 650-506-7000. Oracle's World Wide Web address is (URL) http://www.oracle.com.
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Trademarks

Oracle is a registered trademark and Oracle Applications is a registered trademark or trademark of Oracle Corporation. All other products, or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

  . Safe Harbor Statement under the Private Securities Litigation Reform Act . of 1995: Oracle Corporation
  .  Statements in this Press Release regarding Oracle Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

  . Safe Harbor Statement under the Private Securities Litigation Reform Act . of 1995: Concentra Corporation
  .  The statements in this press release about the Company's prospects,


including those relating to the anticipated timing and benefits of the Company's product strategies, are forward-looking statements based on assumptions that may not be realized for various reasons. Any such statements are subject to risks that could cause the actual results or needs to vary materially. These risks include, but are not limited to, Concentra's history of financial losses, the need for additional liquidity to finance continuing operations, the Company's dependence on SellingPoint, its principal product the competition and technology demands of the sales force automation market, the performance of the LoanData subsidiary and the loss of ICAD business customers and personnel. The Company discusses such risks in detail in its proxy statement filed with the Securities and Exchange Commission on May 12, 1998 and its 10-K filed June 26, 1998.

SOURCE: Oracle Corp.